NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FIRST QUARTER RESULTS

NEW YORK, NEW YORK (April 12, 2007) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2007 first quarter operating loss of ($1,749,000) on total revenue of $4,586,000 as compared to a 2006 first quarter operating loss of ($2,042,000) on total revenue of $3,689,000. Griffin reported a 2007 first quarter net loss of ($1,288,000) and a basic and diluted net loss per share of ($0.25) as compared to a 2006 first quarter net loss of ($1,502,000) and a basic and diluted net loss per share of ($0.30).

The lower operating loss in the 2007 first quarter reflects higher operating results at Griffin’s Connecticut and Massachusetts based real estate division, Griffin Land, principally reflecting gains of approximately $500,000 on property sales completed in the 2007 first quarter and improved results from leasing operations. There were no property sales in the 2006 first quarter. Revenue and profit from Griffin Land’s leasing operations was higher in the 2007 first quarter as compared to the 2006 first quarter reflecting an increase in the amount of leased space in Griffin Land’s portfolio of industrial, office and flex buildings.

Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), incurred a 2007 first quarter operating loss that was essentially unchanged from its 2006 first quarter operating loss. Imperial historically incurs an operating loss in the first quarter because of the seasonality of its business. Imperial has minimal sales in the winter months (December through February) that comprise Griffin’s first quarter. Griffin’s general corporate expense was higher in the 2007 first quarter as compared to the 2006 first quarter, due principally to costs related to litigation against the Company and Griffin’s compliance with Section 404 of the Sarbanes-Oxley Act.

Subsequent to the end of the 2007 first quarter, Griffin sold approximately 13% of its holdings in Centaur Media plc (“Centaur Media”) for cash proceeds of approximately $2.3 million. Future sales of its stock in Centaur Media by Griffin may take place, depending on the price of the Centaur Media stock and the foreign currency exchange rate. Also subsequent to the end of the 2007 first quarter, a previously contracted sale of land was completed, generating cash proceeds to Griffin Land of approximately $2.6 million. These transactions will be reported in Griffin’s second quarter results.

Griffin operates its real estate and landscape nursery businesses, and also has investments in Centaur Media, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	First Quarter Ended,
	Mar. 3, 2007		Mar. 4, 2006
Revenue
Landscape nursery net sales	$567		$675
Rental revenue and property sales	4,019		3,014
Total revenue	4,586		3,689

Operating profit (loss):
Landscape nursery business	(1,001)		(965)
Real estate business	546	(1)	(261)	(1)
General corporate expense	(1,294)		(816)
Total operating loss	(1,749)		(2,042)

Interest expense, net of investment income	(311)		(367)
Loss before income tax benefit	(2,060)		(2,409)

Income tax benefit	(772)		(907)

Net loss	$(1,288)		$(1,502)

Basic net loss per common share	$(0.25)		$(0.30)

Diluted net loss per common share	$(0.25)		$(0.30)

Weighted average common shares outstanding
for computation of basic and diluted per share results	5,133		5,019

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $1.1 million in both the 2007 and 2006 first quarters.